Exhibit 99.2

C O R P O R A T E     P A R T I C I P A N T S

Rob Fink, Managing Partner, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Tom Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings, and welcome to Park City Group Fiscal First Quarter 2022 Earnings Conference Call.

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Rob Fink, with FNK IR. Mr. Fink, you may please begin.

Rob Fink

Thank you, Operator.

Good afternoon, everyone. Thank you for joining us today for Park City Group's first fiscal quarter earnings call.

Hosting the call today are Randy Fields, Park City Group's CEO and Chairman, and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations. Park City Group’s Management is subject to risks and uncertainties, which could cause actual results to differ from those forward-looking statements. Such risks are fully discussed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks.

Park City Group does not assume any obligation to update information contained in this conference call.

Shortly after the market close today, the Company issued a press release overviewing the financial results that will be discussed on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I'd now like to turn the call over to John Merrill.

John, the call is yours.

John Merrill

Thanks, Rob, and good afternoon, everyone.

The September quarter progressed as expected. We delivered another reporting period with solid results, 10% increase in recurring revenue, 80% gross margins, 71% increase in net income, doubled EPS, delivered over $1 million in cash. At the same time, we paid off all the Company debt, $6 million. Now with 97% of our total revenue recurring, we continue to provide an easy-to-model profit-oriented business with predictable recurring revenue, low fixed cost and growing operating margins. As I have said before, each incremental dollar over our $11 million to $12 million annual fixed cash cost largely falls to the bottom line.

In other words, our profitability grows substantially faster than revenue. This is reflected in the first fiscal quarter of 2022 and all of last year. This provides us with strong free cash flow and, in my view, the Investor with better line of sight and predictability of results. Highlights for the first quarter ended September 30 are as follows.

Total revenue decreased 13% to $4.6 million. This was due to lower MarketPlace revenue. Recurring revenue for our SaaS business, which includes compliance and supply chain, was up 10% to $4.4 million. Recurring revenue now represents 97% of total revenue. MarketPlace revenue decreased 91% to just over $100,000. Total expenses decreased 26% due to lower MarketPlace costs. SG&A expenses decreased 3%. Net income increased 71% to just under $1 million. Cash from operations surpassed $1 million, and we paid off $6 million of debt. Even after paying off the debt, we have $20 million cash in the bank, or approximately $1.05 per share.

Park City Group is now a SaaS company. The transactional marketplace revenue, which created volatility in our quarter-to-quarter revenue and a drag on our margins, is now shifting to the same SaaS model, no different than converting $5 million to $6 million a year in annual one-time license and services revenue to SaaS, which we accomplished. This is our strategic decision for MarketPlace: make it SaaS. This will take time as it did with the transition of other one-time revenue. However, this will enable us to focus on Track & Trace, which represents the largest potential SaaS opportunity we've seen.

As a SaaS business, we are laser-focused on recurring revenue, deemphasizing transactional, and sunsetting other non-core products and services so that we are able to allocate resources towards a very financial rewarding opportunity: traceability. Our recurring revenue at September 30 was approximately $17.6 million on an annualized basis resulting in 97% of total revenue. Our ARR reflects our strategic decisions and assumes no continued growth, which is highly unlikely given our 10% growth in Q1 and stated goal of 10% to 20% per annum.

It should be noted that only a few short years ago, recurring revenue was only $9 million and 64% of revenue. The transition is complete. Looking back, our compounded annual growth rate, or CAGR, was 14.4% for the period. Our CAGR for net income for the same period is north of 39%. Yes, there's lots more to do, but I am proud of what we have accomplished thus far. As we have said on previous calls, our cash costs of running the business, absent MarketPlace, are $12 million per annum. You should note that our cash expense run rate decreased in Q1 and is approximately $11.5 million per year, down 4%. Again, about $0.80 to $0.85 of any incremental dollar over the $12 million base, now $11.5 million and declining for the software business, falls to the bottom line.

Both Randy and I have invested substantially over the years in internal automation, process improvement and streamlining decision-making to improve productivity. That is paying off now. To summarize, we have a combination of proven solutions that enable customers to be compliant, provide more actionable visibility into their supply chain, replace vendors and source hard-to-find items now on a subscription basis. More than ever before, we are an important resource for our customers simultaneously driving recurring revenue growth, profitability and cash.

Turning to the quarterly numbers. Fiscal Year 2022 first quarter revenue was $4.6 million, down 13% from $5.2 million in the same quarter last year. The decrease was due to lower MarketPlace revenue as part of our strategic plan, as I previously mentioned. Recurring revenue as a percentage of total revenue was 97% for the quarter, or $4.4 million. This is a 10% increase over the same period in Fiscal 2021. Total operating expenses decreased 26% from $4.6 million in Q1 2021 to $3.4 million in Q1 2022. The decrease is due to lower MarketPlace costs and continued expense discipline.

Sales and marketing expenses decreased from $1.3 million in Q1 2021 to $1.2 million in Q1 2022. This decrease was the result of lower sales travel, trade shows and cost reductions. G&A costs were essentially flat at $1.1 million. For the first quarter of Fiscal 2022, GAAP net income was $947,000, or 21% of revenue, versus $555,000, or 11% of revenue, essentially a double. Net income to common Shareholders was $800,000, or $0.04 per common share, versus $408,000, or $0.02 per common share.

Turning now to cash flow and cash balances. For the fiscal first quarter, we generated cash from operations of $1.1 million compared to $1.2 million last year. Total cash at September 30, 2021, was $20.4 million compared to $24 million at the end of Fiscal Year 2021. The decrease in total cash was due to the payoff of a $6 million credit facility with a bank. Accordingly, Park City Group carries no debt.

With respect to our stock buyback program, as we said during the height of the COVID pandemic, we made the prudent decision to halt our buyback program. We recommenced the program in the third fiscal quarter of 2021 and continued our activity in the fourth quarter and into the new fiscal year. In the first quarter 2022, the Company repurchased 7,600 shares at an average price of $5.43 per share for a total of $41,276. Please note, since this was the first quarter of the fiscal year, the SEC rules only allowed us to be in the market for a couple of days. We anticipate higher levels of share repurchases in the second quarter, subject to various rules that limit how, when and at what price we can be buyers as we'll have more days between quiet periods. Since the program began, the Company has repurchased 718,394 shares at an average price of $5.58 per share for a total of $4 million.

As our business and its current and future cash flows are predictable, in August of 2021, the Board of Directors again approved to increase the stock repurchase program by $10 million. The Company has $11.9 million remaining on the $12 million stock buyback authorization. We will continue to opportunistically buy back more shares should conditions permit. The combination of cash earnings growth and a shrinking capitalization should provide all of us with excellent EPS growth.

Thanks, everyone, for your time today. At this time, I'll pass the call over to Randy.

Randy.

Randy Fields

Thanks, John.

Our momentum continued into Fiscal ’22, resulting in our first quarter double-digit recurring revenue growth. It's worth noting, by the way, that recurring revenue is now 97% of our total revenue. That's up significantly from only 64% a few years ago. We've grown recurring revenue by a 15% compounded annual growth rate since we began this strategy to reduce one-time and focus on recurring revenue. During that same period, our GAAP earnings—note: GAAP—has had a growth rate of nearly 40% on a compounded annual growth rate basis. It's uncommon, to say the least, during this kind of a business shift.

Beyond the recurring revenue growth this quarter, we've made progress on several important initiatives.

First, we're preparing the entire Company for our Track & Trace solution, both to meet the coming FDA mandates but importantly also to enable us to onboard, theoretically, thousands of suppliers quickly and cost effectively after the mandates are finalized.

Second, we're continuing to transition our MarketPlace offering to a subscription model, more in line with our overall SaaS business plan and with much more appropriate contribution margins. Just like with our transitioning one-time license and services that we've now completed, this MarketPlace effort will take some time, but you can already see progress on our quarterly margins.

Third, we are continuing those cross-selling activities that we mentioned on many prior calls. We've had a number of successes this quarter, including expansions of our out-of-stock work from an existing compliance customer, expansion of our compliance business, etc. All of our activities are now directed toward recurring revenue, cash building per customer revenue expansion. Our aim is to continue to grow our GAAP earnings at a rapid rate.

Our core business is exceptionally strong. Our recurring revenue significantly exceeds our cash fixed costs, enabling systemic profitability and free cash flow. As John mentioned, we made the decision to pay down more than $6 million of our line of credit. So as of September 30, we still had more than $20 million in cash, no debt, and we're generating more than $1 million a quarter in cash from operations. This enables us to fund our share repurchase, our growth initiatives and improve our already strong balance sheet.

The optics to our customers is an important focus of our balance sheet work. In fact, our balance sheet will continue to serve us very well as the industry begins to focus on traceability. Our Track & Trace initiative represents one of the largest opportunities we've ever seen at Park City Group, and the FDA mandates will effectively do the marketing for us. The proposed Rule 204 creates burdensome new requirements for those who manufacture, process, pack or hold the products on the food traceability list. Paper-based systems will no longer work. The FDA has actually said as much.

Producers, suppliers, and logistics companies will be forced to adopt numerous new technologies to meet these requirements. As a company, we're very, very focused, as you know, on our customers. The traceability mandate will negatively impact them, and they need to find a solution. We've carved out a particular piece of the traceability problem space, and no one can do it any better than we.

We are not doing labeling. We're not doing scanning, etc. Our focus is on the niche between trading partners. We certainly are not shy about the revenue opportunity it presents to us, but we have a moral obligation to look ahead for our customers and help them avoid the crisis that traceability could create. To put this in context, given our 25,000-plus customer base, we've identified about 6,000 suppliers whose products could be affected by Rule 204. At a modest monthly subscription rate, this opportunity could, and I say could, result in an additional $10 million to $12 million per year of recurring revenue. That's on top of our existing $18 million in recurring subscription revenue after the mandate is in full force.

Hence, our need for laser focus, deemphasizing non-core offerings and once again delivering flawless execution. The issue of traceability is really one of massive micro execution, the ability to process and handle for us literally billions of transactions per year and do it accurately. We've been doing this in our supply chain arena for many years, and we're sure that we're up to the challenge. Case in point, one of our existing long-term customers has nearly 2,000 Rule 204 affected suppliers. They've committed to a test and are most certainly a thought leader in the industry.

If just this one customer used our solution for its thousands of suppliers, it would represent nearly $5 million per year in incremental revenue. Yes, we are working with more than one customer on the solution, and ultimately, every retailer, every distributor, every supplier and every logistics company affected by the products on the traceability list will be impacted.

Our mission is to make sure that we are positioned to respond to what could be a significant influx of calls when this mandate is made official. As I've said before, every aspect of our Company has to be ready, from finance to marketing.

Since we already do Track & Trace successfully, affordably and at scale as part of our supply chain platform, this opportunity is clearly right in the middle of our wheelhouse. With over a decade of addressing compliance and supply chain challenges, we are the obvious vendor to address it. In a sense, traceability is a marriage of compliance and supply chain. Wow: almost designed for us. The traceability pond is a huge one with many exploitable niches. We've picked ours. We will aggressively go after it. Other players will likely go after different areas.

Success of a myriad of technologies in these other areas of traceability actually augments our appeal. It doesn't impinge on it in any way whatsoever. Our business model for traceability is incredibly simple: make it very low cost, very easy to adopt and expand our existing compliance and supply chain offerings. As we said a few weeks ago in our fourth quarter call, this fiscal year will be about synchronization of these issues, which, I must gloat, we're very, very good at.

The FDA mandates are coming. It's not a matter of if, but when and how robust. It's important to keep in mind we think that the FDA has entered into a consent decree that requires the adoption of a set of rules regulating traceability. Nevertheless, we're not expecting meaningful revenue from traceability in this fiscal year. This is the year we want to do the hard work and get all aspects of the solution ready. In essence, all hands on deck working with our customers to make sure that it's organized around their needs. The FDA's timeline makes us a top priority for us and, frankly, even more so for our customers.

I want to emphasize that even though the year is about preparing for the FDA rules, we're confident that we will grow our recurring revenue and drive earnings substantially right on plan. As I said, we're converting MarketPlace into a recurring subscription offering. During our fiscal fourth quarter, two subscriptions were initiated, and we expect more. But since our focus is on traceability this year, we're not putting significant resources against the marketplace transition for now.

In addition, the SaaS components of our platform are both growing well. We are adding and growing customers in both areas. Barring a worsening of supply chain problems, we believe that we will grow recurring revenue 10% to 20% for Fiscal '22. Yes, we achieved this growth rate in the first quarter, and we're on plan to see some acceleration as the year unfolds. As part of our traceability focus, we have sunsetted a product that had limited market potential for us. The number we reported included the reduction of revenues from that decision, and they're still right in line with our plan.

Simultaneously, we continue to focus on expense control, profitability, increased margins and, of course, cash. Because of our business model, we're structurally set up for a successful 2022 year.

To reiterate, our key goals for the fiscal year are, one, be ready for the Track & Trace solution before the mandate. Two, continue on cross-selling to further farm the network. Three, continue to add modules to our existing applications. This gives us a broader portfolio of valuable solutions, which we can sell to the same customers. Even the traceability product already has a roadmap to additional add-ons within our plan. Four, continue to drive recurring revenue. Five, continue to generate additional profitability, be debt-free, drive cash and buy back stock.

I'm very proud of the team in how we have navigated the transition from one-time revenue, the pandemic, etc., all the while maintaining high levels of customer success and our own growth and profitability. Over the years, you've heard us talk about our own internal productivity. We focus on that a lot. I'm sure you remember 10x and other projects.

We're now harvesting the fruit of all of those efforts. We've put in place systems and processes that produce these growing margins. We have a lot more work to do obviously, but given our opportunities, I'm optimistic for Fiscal 2022, and I believe you should be as well.

With that, I'd like to open the call for questions.

Operator.

Operator

It appears our first question today comes from Thomas Forte of D.A. Davidson. Please go ahead.

Tom Forte

Great. I have a couple of questions. I think it's the harder as questions go by. We'll start the easy one first.

John, did you say that you think you took $1 million of cash costs out of the business? Is that a permanent change, or a short-term change?

John Merrill

Permanent change, and yes, $1 million. It's actually over $1 million.

Tom Forte

Great. Then, Randy, you've talked about the current stated distraction for your core customer, a food retailer. Can you give us an update on your current thoughts there?

Randy Fields

Yes. Not really much change in the last month or so since we did our year-end call. So long as things stay about like they are, we're comfortable with the current configuration of attention. If things get worse, it will slow us down. If things improve, it could help us a little bit.

Tom Forte

Great. Then I wanted to bring up a subject we discussed last quarter, which has only worsened since then. Can you talk about—so historically, food inflation can be good for a food retailer. Do you still feel that way, and is it good for you?

Randy Fields

The answer is—and I have a mixed message here, but for retailers, inflation is generally good to very good. Therefore, it's good for us. Unfortunately, for people in the kind of economic situation which they find themselves out of work, etc., it's not so good. So sadly, food inflation benefits the industry, participants in the industry, but it makes it worse for society, for sure.

Tom Forte

Okay, and then can you repeat why you're not expecting any incremental revenue from traceability in this fiscal year?

Randy Fields

Well, a lot of that has to do with our own internal preparedness, because there is no aspect of our business that this doesn't touch. We need more certainty around what the possible Rule 204, as it’s called, regulations are going to look like. We're getting ready to do a number of tests, actually more tests than we had thought about in the beginning. Those tests, really now just because of the season, Christmas is coming, for example, we’re not going to begin those tests until sometime in December, January. They'll run for a few months then we'll develop a rollout plan, etc.

It’s really just timing. There might be a slight impact toward the end of this fiscal year, which would be May, June. But our current plan is it will happen after the end of the Fiscal 2022 Year.

Tom Forte

All right. So last question, and it's interrelated. So you've talked about—both Randy and John, you've talked about your ability to essentially sell more services to your existing customer base. Can you provide your updated thoughts there? Then can you also talk about now that you've converted MarketPlace to a SaaS offering on your ability to, again, sell it to existing customers? Then are you selling the product on a standalone basis as well? How should I think about that?

Randy Fields

Well, let me go backwards in that. We actually have signed up a couple of people who are not customers for the use of MarketPlace. So I think the answer to the question is we think it's a very appealing concept. But as I mentioned, we just can't focus on it this year. The ramifications of traceability are so large not just from an economic top-line, bottom-line perspective but from the various parts of our business that it touches that we can't focus on other things. We've got to keep that in the center of our plate.

Secondly, the cross-selling activities are actually doing pretty well. I'm pleased. I've always been kind of—I've been not as excited about how well we're doing at cross-selling as I'd like, but it's definitely getting better. But the bridge to the cross-selling, strangely enough, is likely to be traceability, meaning that, in fact, the traceability as the FDA is looking for it is indeed a combination of our supply chain and our compliance activities. It's almost as if the FDA understood all of our capabilities and said, well, how would we get them to deploy them across their entire customer base.

The way we see this unfolding, we are continuing to upsell our customers for products that they have. To us, cross-selling means that they go from supply chain to compliance, or from compliance to supply chain. That's a cross-sell. The others are just up-sells within those two different suites of applications. Although we continue to do the upselling, I think the cross-selling will be massively accelerated when traceability becomes the law of the land, because it already then takes everyone, those 6,000 or more, into an experience of both our supply chain and our compliance capabilities.

This thing really is made for us. That's why we're devoting so much time to it. In the meantime, we're going to continue to percolate along our 10% to 20% top-line growth and a much more rapid growth of our earnings. So it's an add-on to what we're talking about in terms of acceleration. It's an accelerant. It's not a substitution. So we feel very, very good about where the business is today.

Tom Forte

Thank you for taking my questions, Randy and John.

Randy Fields

Thanks, Tom.

John Merrill

Thanks, Tom.

Operator

At this time, it looks like we have no further questions. I would now like to turn the call back over to Mr. Randy Fields for any closing remarks.

Randy Fields

We appreciate everybody taking time today. We hope that we've given you the optimistic sense that we have about the business. We feel very good about where we are, the customer satisfaction that we see. Everything that we would want in terms of un-rolling the future in a desirable way is happening for us. So if you have additional questions after the call, reach out to John or to me, and we'll get back to you just as soon as we can. In the meantime, thanks a lot for taking the time.

Operator

The conference has now concluded. Thank you for attending today's presentation.